CREDIT SUISSE

HOME EQUITY ASSET TRUST 2006-3

DERIVED INFORMATION  [2/3/06]

[$1,375,500,000]

Senior, Mezzanine & Subordinate Bonds Offered

(Approximate)

[$1,389,500,100]

Total Certificates Offered & Non-Offered

Home Equity Pass-Through Certificates, Series 2006-3

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-127872.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.   Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates.  This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this preliminary free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued.  Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates.  We will not accept any offer by you to purchase Certificates, and you will not have any contractual commitment to purchase any of the Certificates until after you have received the free writing prospectus provided to you prior to the time you enter into a contract of sale. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Statistical Collateral Summary – Fixed Rate Collateral

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 3/01/06 cutoff date. Approximately 2.8% of the mortgage loans do not provide for any payments of principal in the first five or ten years following origination. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Total Number of Loans	2,505
Total Outstanding Loan Balance	$233,193,898*	Min	Max
Average Loan Current Balance	$93,091	$5,894	$1,254,646
Weighted Average Original LTV	81.4%**
Weighted Average Coupon	8.35%	5.50%	14.38%
Arm Weighted Average Coupon	0.00%
Fixed Weighted Average Coupon	8.35%
Weighted Average Margin	0.00%	0.00%	0.00%
Weighted Average FICO (Non-Zero)	636
Weighted Average Age (Months)	4
% First Liens	76.20%
% Second Liens	23.80%
% Arms	0.00%
% Fixed	100.00%
% of Loans with Mortgage Insurance	2.10%

*

Fixed rate loans will compromise approximately [$235,650,000] of the total [$1,400,00,100] in collateral.

**

Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Current Rate (%)	Loans	Balance	Balance	%	%	FICO
5.50 - 5.50	1	422,653	0.2	5.50	62.8	699
5.51 - 6.00	20	8,855,000	3.8	5.87	66.3	721
6.01 - 6.50	58	13,301,944	5.7	6.33	69.6	671
6.51 - 7.00	184	42,666,754	18.3	6.82	72.3	646
7.01 - 7.50	196	32,137,172	13.8	7.31	77.4	635
7.51 - 8.00	248	36,616,616	15.7	7.78	79.3	627
8.01 - 8.50	159	15,829,970	6.8	8.31	79.9	623
8.51 - 9.00	123	12,035,096	5.2	8.75	80.8	613
9.01 - 9.50	89	8,809,543	3.8	9.31	82.3	602
9.51 - 10.00	245	14,434,395	6.2	9.89	93.2	648
10.01 - 10.50	265	12,509,285	5.4	10.34	95.3	637
10.51 - 11.00	280	11,575,140	5.0	10.86	96.7	634
11.01 - 11.50	277	11,180,636	4.8	11.37	97.6	615
11.51 - 12.00	272	10,070,625	4.3	11.84	97.7	598
12.01 - 14.38	88	2,749,069	1.2	12.31	98.6	597
Total:	2,505	233,193,898	100.0	8.35	81.4	636

* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
FICO	Loans	Balance	Balance	%	%	FICO
Unavailable	5	232,890	0.1	11.04	87.3	0
451 - 500	2	208,509	0.1	8.92	74.5	497
501 - 525	30	2,679,666	1.1	9.78	67.8	516
526 - 550	44	5,286,698	2.3	9.17	74.4	542
551 - 575	132	15,793,178	6.8	8.34	71.6	564
576 - 600	468	31,660,014	13.6	9.02	82.2	589
601 - 625	583	49,987,489	21.4	8.63	83.2	613
626 - 650	532	47,112,994	20.2	8.34	83.4	638
651 - 675	362	35,162,550	15.1	8.14	84.1	663
676 - 700	172	19,227,389	8.2	7.84	82.1	686
701 - 725	80	12,134,530	5.2	7.41	80.2	710
726 - 750	53	6,430,995	2.8	7.49	79.7	737
751 - 775	26	3,397,078	1.5	7.58	80.3	765
776 - 800	14	3,366,224	1.4	6.45	67.4	787
801 - 825	2	513,696	0.2	5.89	57.7	811
Total:	2,505	233,193,898	100.0	8.35	81.4	636

* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Scheduled Balance	Loans	Balance	Balance	%	%	FICO
5,893 - 50,000	1,136	33,359,034	14.3	10.79	96.5	628
50,001 - 100,000	622	45,421,440	19.5	9.35	85.4	628
100,001 - 150,000	325	40,057,766	17.2	8.27	80.0	627
150,001 - 200,000	167	28,792,779	12.3	7.52	75.7	631
200,001 - 250,000	93	20,850,948	8.9	7.55	77.5	627
250,001 - 300,000	46	12,584,493	5.4	7.32	74.3	645
300,001 - 350,000	35	11,467,758	4.9	7.39	76.3	639
350,001 - 400,000	21	7,834,925	3.4	7.21	80.5	663
400,001 - 450,000	20	8,537,097	3.7	6.86	75.8	653
450,001 - 500,000	13	6,139,589	2.6	6.58	70.1	676
500,001 - 550,000	5	2,620,797	1.1	6.96	77.1	645
550,001 - 600,000	6	3,491,400	1.5	7.49	78.9	648
600,001 - 650,000	6	3,732,072	1.6	6.23	72.2	715
650,001 - 700,000	3	2,021,158	0.9	7.75	81.6	699
700,001 - 750,000	2	1,464,762	0.6	6.25	79.4	658
800,001 - 850,000	1	830,901	0.4	6.13	72.6	747
850,001 - 900,000	2	1,788,742	0.8	6.81	72.1	634
900,001 - 950,000	1	943,591	0.4	6.25	63.3	629
950,001 - 1,254,646	1	1,254,646	0.5	6.88	70.0	622
Total:	2,505	233,193,898	100.0	8.35	81.4	636

* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Original LTV (%) *	Loans	Balance	Balance	%	%	FICO
16.71 - 50.00	71	8,901,368	3.8	7.25	40.8	629
50.01 - 55.00	25	2,981,164	1.3	7.49	53.1	619
55.01 - 60.00	50	8,674,104	3.7	7.11	57.9	650
60.01 - 65.00	68	12,452,441	5.3	7.02	63.2	629
65.01 - 70.00	84	14,920,019	6.4	7.25	68.8	627
70.01 - 75.00	129	22,377,918	9.6	7.42	73.6	629
75.01 - 80.00	357	55,775,822	23.9	7.63	79.6	639
80.01 - 85.00	126	19,369,401	8.3	7.74	84.3	635
85.01 - 90.00	203	28,538,726	12.2	8.05	89.6	637
90.01 - 95.00	136	8,773,147	3.8	9.73	94.5	644
95.01 - 100.00	1,256	50,429,787	21.6	10.82	99.9	638
Total:	2,505	233,193,898	100.0	8.35	81.4	636

* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Prepay Penalty in Years	Loans	Balance	Balance	%	%	FICO
0.00	1,555	83,533,770	35.8	9.87	90.5	632
1.00	46	5,733,403	2.5	7.81	80.2	633
2.00	76	8,816,972	3.8	8.47	80.7	624
3.00	822	134,170,013	57.5	7.42	75.8	639
5.00	6	939,740	0.4	7.74	87.3	664
Total:	2,505	233,193,898	100.0	8.35	81.4	636

* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Documentation Type	Loans	Balance	Balance	%	%	FICO
Full	2,341	211,326,202	90.6	8.34	81.7	636
Reduced	50	6,559,302	2.8	8.47	79.0	635
Stated Income / Stated Assets	111	15,158,032	6.5	8.42	77.7	641
No Income / No Assets	3	150,362	0.1	8.02	68.7	606
Total:	2,505	233,193,898	100.0	8.35	81.4	636

* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Occupancy Status	Loans	Balance	Balance	%	%	FICO
Primary	2,438	225,648,007	96.8	8.35	81.7	636
Second Home	17	2,515,327	1.1	7.90	66.8	619
Investor	50	5,030,564	2.2	8.19	74.9	638
Total:	2,505	233,193,898	100.0	8.35	81.4	636

* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
State	Loans	Balance	Balance	%	%	FICO
California	229	45,420,226	19.5	7.65	75.6	657
Florida	165	20,029,382	8.6	7.94	78.4	628
Maryland	111	14,314,796	6.1	8.18	77.2	633
Texas	203	13,283,999	5.7	8.68	84.0	627
Pennsylvania	97	9,282,646	4.0	8.05	80.2	632
Virginia	81	8,565,255	3.7	8.07	80.7	641
Ohio	100	7,962,507	3.4	8.33	84.6	631
New York	55	6,895,260	3.0	8.07	80.2	636
Nevada	47	6,563,341	2.8	8.22	82.2	645
Arizona	61	6,352,075	2.7	8.44	83.0	643
New Jersey	41	6,275,537	2.7	8.22	78.3	623
Illinois	94	6,262,171	2.7	9.40	83.1	623
Georgia	84	6,126,517	2.6	9.34	86.0	620
Tennessee	80	4,838,982	2.1	8.31	83.4	619
Washington	70	4,671,243	2.0	9.30	88.2	638
Other	987	66,349,960	28.5	8.79	85.5	630
Total:	2,505	233,193,898	100.0	8.35	81.4	636

* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Purpose	Loans	Balance	Balance	%	%	FICO
Purchase	1,255	67,789,268	29.1	9.71	92.7	645
Refinance - Rate Term	184	16,960,383	7.3	8.23	83.5	643
Refinance - Cashout	1,066	148,444,248	63.7	7.74	76.0	631
Total:	2,505	233,193,898	100.0	8.35	81.4	636

* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Product	Loans	Balance	Balance	%	%	FICO
Fixed Balloon 30/15	192	26,610,721	12.7	7.45	77.8	645
Fixed Balloon 40/30	10	2,889,380	1.2	7.80	78.8	620
Fixed Rate	2,303	200,693,798	86.1	8.49	82.0	635
Total:	2,505	233,193,898	100.0	8.35	81.4	636

* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Property Type	Loans	Balance	Balance	%	%	FICO
Single Family Residence	2,194	204,064,503	87.5	8.28	81.2	635
PUD	143	13,747,865	5.9	9.00	86.8	652
2 Family	51	7,143,945	3.1	8.30	73.3	630
Condo	113	7,097,419	3.0	9.10	86.4	637
3-4 Family	4	1,140,166	0.5	7.20	70.1	640
Total:	2,505	233,193,898	100.0	8.35	81.4	636

* Note, for second liens, CLTV is employed in this calculation.

		Total	%		WA
	No of	Scheduled	Scheduled	WAC	OLTV*	WA
Interest Only Period (Months)	Loans	Balance	Balance	%	%	FICO
0	2,478	226,607,622	97.2	8.38	81.5	636
60	23	5,968,676	2.6	7.25	77.7	656
120	4	617,600	0.3	7.29	75.2	612
Total:	2,505	233,193,898	100.0	8.35	81.4	636

* Note, for second liens, CLTV is employed in this calculation.